EMPLOYMENT AGREEMENT

[EMPLOYEE NAME], as [TITLE], you are a valuable Agilysys employee, and we expect you to make a significant contribution to Agilysys’ success. As a result, Agilysys, Inc. (“Agilysys” or the “Company”) wishes to employ you under the terms of this Agreement.

1.    Employment Period. Subject to termination pursuant to Section 5 hereof, the term of the Executive’s employment by Agilysys pursuant to this Agreement shall commence on January 22, 2018 (the “Effective Date”), and continue for a period of two years (the “Employment Period”). However, if a Change in Control occurs during the Employment Period, the Employment Period shall expire no earlier than the second anniversary of the date on which such Change in Control occurs.

2.    Position. You shall initially be employed in the position set forth above, with the duties and responsibilities customarily associated with that position. From time to time, Agilysys may determine that it is in Agilysys’ best interest to add to, subtract from, or otherwise change your duties and responsibilities, or change or eliminate your title.

3.    Best Efforts. You shall devote all of your business time and attention to your duties as an employee of Agilysys. You shall use your best efforts, energies, and skills to advance the business of Agilysys, to further and improve its relations with suppliers, customers and others, and to keep available to Agilysys the services of its employees. You will keep the Company apprised of any activities that reasonably could impact your ability to devote sufficient time to your duties as an employee of Agilysys, including service on any outside boards of directors, work on behalf of any other business entity, and significant charitable activities. You shall perform your duties in compliance with all laws and Agilysys’ published policies, including the ethical standards set forth in Agilysys’ Code of Business Conduct.

4.    Compensation. Your compensation will be pursuant to Agilysys’ standard programs in effect from time to time. Agilysys reserves the right, however, in its sole discretion, to impose salary reduction, and/or other cost reduction programs, which may reduce your targeted cash compensation (provided that any such program is not discriminatory and treats you the same as other Agilysys employees holding similar positions). You shall be eligible to participate in any and all employee benefit plans made available from time to time to Agilysys employees generally.

5.    Termination. Your employment may be terminated for Cause by Agilysys, without Cause by Agilysys, by you for Good Reason, or voluntarily by you. The last date of your employment as a result of termination for any of these reasons is the “Termination Date.”

(a)    Termination for Cause and Voluntary Termination. If your employment terminates for any of the following reasons: (i) your death, disability, or legal incompetence; (ii) the issuance by Agilysys of a notice terminating your employment for Cause; or (iii) you voluntarily resign your employment, then your salary will end on the Termination Date. For purposes of this Agreement “for Cause” means:

(A)	breach of any term of this Agreement or any other material duty to Agilysys;

(B)	dishonesty, fraud, or failure to abide by the published ethical standards, conflict of interest, or other policies of Agilysys;

(C)	your conviction for any felony crime, or for any other crime involving misappropriation of money or other property of Agilysys;

(D)	your conduct that constitutes gross insubordination or neglect of your duties; provided in the case of neglect of duty that the Company gives you written notice and a reasonable opportunity to cure.

(b)    Termination Without Cause. If your employment is terminated by Agilysys for any reason other than for Cause, or is terminated by you for Good Reason, subject to your compliance with Sections 6, 7 and 8 of this Agreement and your execution of a release of claims in favor of Agilysys, its affiliates and their respective officers and directors (the “Release”) and such Release becoming effective, you will be entitled to receive the following:

(i)    six months’ regular base salary at the rate applicable to you at the time your employment terminates (or, in the event of a termination by you for Good Reason due to a decrease in base salary by more than 10%, then at the rate applicable prior to such decrease), payable during regular pay intervals during the six months’ following the effective date of the Release, beginning with the first pay date following the effective date of the Release; provided that Agilysys may at its option pay any amount due hereunder as a lump sum;

(ii)    if you have been employed for at least three months of the fiscal year in which such termination of employment occurs, then you will be eligible to receive a prorated annual incentive for the fiscal year in which such termination of employment occurs based on actual performance for such fiscal year, payable when the annual incentives for such fiscal year are payable to executive officers of the Company generally; and

(iii)    if you timely and properly elect health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), reimbursement for the monthly COBRA premium paid by you for yourself and your dependents. Such reimbursement shall be paid to you no later than the 15th day of the month immediately following the month in which you timely remit the premium payment. You shall be eligible to receive such reimbursement until the earliest of: (A) the six-month anniversary of the Termination Date; (B) the date you are no longer eligible to receive COBRA continuation coverage; and (C) the date on which you become eligible to receive substantially similar coverage from another employer or other source.

You will not otherwise be eligible for severance under any Agilysys severance plan.

(c)    Termination for Good Reason. You may terminate your employment for Good Reason if
(i)    Agilysys reduces your base salary or target bonus eligibility by more than 10% from its then current level, other than a general reduction in base salary or target bonus eligibility that affects all similarly situated executives in substantially the same proportions, or

(ii) at any time prior to a Change in Control of the Company, you are no longer reporting to the Chief Executive Officer of the Company (meaning that the situation described in this Section 5(c) shall not constitute Good Reason at any time following a Change in Control of the Company).

In order to terminate your employment for Good Reason under this Section 5(c) you must provide notice to Agilysys within 30 days of the condition giving rise to the Good Reason. If Agilysys fails to materially cure such condition within 30 days following its receipt of such notice, your employment shall immediately terminate for Good Reason. Upon any such termination for Good Reason you shall be entitled to the Severance Payments to the extent described in Section 5(b) or 5(d), as applicable.

(d)    Change in Control. Notwithstanding any other provision contained herein, if within the 24 months following a Change in Control of the Company, your employment hereunder is terminated by Agilysys (or its successor or assigns) without Cause or by you for the Good Reason described in Section 5(c)(i) above (i.e., reduction in your base salary or target bonus eligibility by more than 10% from its then current level, other than a general reduction in base salary or target bonus eligibility that affects all similarly situated executives in substantially the same proportions), then, in addition to payment of any accrued but unpaid base salary and the balance of any earned and unused vacation pay as of the Termination Date, you will be entitled to receive:

(i)    subject to your execution of the Release, an amount equal to the sum of (A) your annual base salary and (B) a pro rata portion of your target annual incentive based on the number of days you were employed by the Company during the fiscal year of the Termination Date, in each case determined by the greater of the rate applicable immediately prior to the Change in Control or the rate applicable at your Termination Date, payable during regular pay intervals during the twelve months’ following the effective date of the Release, beginning with the first pay date following the effective date of the Release; provided that the Company may at its option pay any amount due hereunder as a lump sum; and

(ii)    if you timely and properly elect health continuation coverage under COBRA, reimbursement for the monthly COBRA premium paid by you for yourself and your dependents. Such reimbursement shall be paid to you no later than the 15th day of the month immediately following the month in which you timely remit the premium payment. You shall be eligible to receive such reimbursement until the earliest of: (A) the one year anniversary of the Termination Date; (B) the date you are no longer eligible to receive COBRA continuation coverage; and (C) the date on which you become eligible to receive substantially similar coverage from another employer or other source.

You will not otherwise be eligible for severance under any Agilysys severance plan or any other provision of this Agreement.

(e)    Definition of Change in Control. For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of one of the following during your employment:

(i)    Any one person (or more than one person acting as a group) acquires ownership of stock of Agilysys that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of Agilysys; provided that, a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company’s stock and acquires additional stock;

(ii)    A majority of the members of the board of directors of Agilysys is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the board before the date of their appointment or election; or

(iii)    The sale of all or substantially all of Agilysys’ assets.

Notwithstanding the foregoing, for purposes of this Agreement a Change in Control shall not occur unless such transaction constitutes a change in the ownership of Agilysys, a change in effective control of Agilysys, or a change in the ownership of a substantial portion of Agilysys’ assets under Section 409A.

6.    Confidential Information.

(a)    You acknowledge that in exchange for accepting the terms of this Agreement and during the course of your employment, you will be made privy to Confidential Information for the advancement of the business interests of the Company. Except as required in the performance of services for the Company, you will not directly or indirectly disclose or use for your own benefit or the benefit of any other entity or person, and will keep secret, confidential and inviolate during and after your employment by the Company, all Confidential Information. Your obligations with respect to Confidential Information shall continue for so long as such Confidential Information remains confidential as defined by this Agreement; provided, however, your obligations with respect to Confidential Information that constitutes a trade secret shall continue for so long as such Confidential Information is deemed a trade secret under applicable law. For the purposes of this Agreement, “Confidential Information” means information relating to (i) the business or activities of the Company or any of Company’s predecessor, parent, subsidiary or affiliated entities, or any of their respective equity holders, customers, vendors, consultants or licensees, (including without limitation financial information, customer lists and pricing data, vendor lists and pricing data, operational forms and procedures, marketing information and strategies, sales training techniques and programs, product development and design, acquisition and divestiture opportunities and discussions, and data processing and management information systems, programs, and practices); (ii) any materials, apparatus, processes, methods, ways of business, software code, programs, formulae, technology, research, development, customer requirements or trade secrets used in the development, manufacture, sales or marketing of the Company’s products or services; or (iii) the existence or betterment of, or possible new uses or applications for, any such products or services. You agree that all Confidential Information is the Company’s property.

(b)    Your post-employment obligations not to use Confidential Information shall not apply if and to the extent you demonstrate that: (i) the same information was in your possession prior to your employment by the Company; (ii) the same information is or becomes generally available to the public and such public availability is not the result, directly or indirectly, of any fault of, or improper taking, use, or disclosure by, you or anyone working in concert or participation with you; or (iii) you obtain the information properly, from a source that was free to disclose it, and under circumstances such that you neither knew nor had reason to know that such information had been acquired, used, or disclosed improperly. Nothing in this Agreement, however, shall be construed to prohibit you from making a good-faith report of any violation of the law to any governmental authority or to participate in any governmental investigation or proceeding. Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede you (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation. You do not need the prior authorization of the Company to make any such reports or disclosures, and you shall not be required to notify the Company that such reports or disclosures have been made. Similarly, nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. By way of reference, 18 U.S.C. §1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement or any Company policy is intended to conflict with this statutory protection, and no Company director, officer, or member of management has the authority to impose any rule to the contrary.

(c)    Upon leaving the employ of the Company for any reason or upon the Company’s request at any time, you will promptly return to the Company all Confidential Information and other Company property in your possession, custody or control regardless of the medium in which such information exists or may be stored, including without limitation any tangible or electronic form or medium.

(d)    You shall not access, copy, download, email, reproduce or otherwise duplicate, record, abstract or summarize any Confidential Information, or use any Company computers, computer systems, mobile devices, equipment, tools or other property of the Company, except as expressly permitted or required for the proper performance of your duties for and on behalf of the Company. You are not authorized to, and shall not, access any Company computer or computer system, or access, copy, download, email, reproduce or otherwise duplicate, record, abstract or summarize any Confidential Information (among other things) to compete or prepare to compete against the Company, or for or on behalf of any competitor. You agree and acknowledge that your technological, physical or other ability to access any particular Confidential Information, Company computer or Company computer system or network shall not constitute or indicate actual authorization to access such Confidential Information, computer or computer system or network in a manner that would violate the terms of this Section 6.

7.    Restrictive Covenants. You acknowledge that

(i) the Company has spent substantial resources in developing and solidifying its customer relationships and protecting its Confidential Information and goodwill, (ii) long-term customer relationships often can be difficult to develop and require a significant investment of time, effort, and expense, (iii) the corporate and other business entities that are in competition with the Company and are in the Business of the Company, defined in this Agreement as “Competing Entities,” can and do change over time as such entities enter and exit the Business of the Company and as industry, technologies and business objectives develop, evolve and change and (iv) the Company pays its employees, such as you, to, among other things, develop and preserve customer goodwill, customer loyalty, and customer contacts, as well as Confidential Information, for and on behalf of the Company.

You agree that during the Restricted Period, within the Territory, you will not for any reason whatsoever, directly or indirectly, on your behalf or for or on behalf of any other person, firm, corporation, or entity:

(a)    for any of the Competing Entities, undertake to perform duties and responsibilities substantially similar to those you conducted, offered or provided for the Company during the last 12 months of your employment with the Company;

(b)    employ or retain, have any other person, firm, corporation or entity employ or retain, or otherwise participate in the employment or retention of any person employed or retained by the Company with whom Employee worked at any time during the last 12 months of Employee’s employment with the Company; provided that it shall not be a violation of this Section 7(b) if a firm, corporation or entity with which you are affiliated employs or retains any such person so long you are not directly or indirectly involved in such action; or

(c)    on behalf of any Competing Business, solicit or attempt to solicit any business from any customer of the Company with whom you had Material Contact during your employment with the Company, for purposes of providing products or services that are competitive with those offered by the Company.

“Business of the Company” means the business of developing and/or selling point of sale (POS), property management, inventory and procurement, payment gateway and related mobile and wireless solutions for the hospitality or gaming industries and any other products, technologies and/or solutions that the Company develops for sale or sells during the period of your employment with the Company.

“Competing Business” means any business organization of whatever form engaged, either directly or indirectly, in any business or enterprise which is the same as, or substantially the same as, the Business of the Company.

“Competing Entities” means the companies on the list to be provided to you by the Company by written notice to you, which notice may be given by email addressed to your Company email address, on or before January 24, 2018, however organized, and their successors and assigns; provided that the Company may from time to time during your employment, on 60 days’ written notice to you, which notice may be given by email addressed to your Company email address, in addition to the other means identified in Section 13(d), change the list of Competing Entities so long as (i) there are no more than 20 such Competing Entities at any time, and (ii) each entity listed among the Competing Entities will be deemed Competing Entities only to the extent each is engaged in a Competing Business.

“Material Contact” means the contact between you and each customer: (i) with whom or which you dealt on behalf of the Company; (ii) whose dealings with the Company were coordinated or supervised by you; (iii) about whom you obtained confidential information in the ordinary course of business as a result of your employment; or (iv) who receives products or services authorized by the Company, the sale or provision of which results or resulted in compensation, commissions, or earnings for you within two years prior to the date of your termination.

“Restricted Period” shall mean the period of your employment with the Company and continuing for a period of 12 months following the date of termination of employment with the Company for any reason; provided that if following a Change in Control your employment with the Company is terminated by Agilysys (or its successor or assigns) without Cause or by you for the Good Reason and you are entitled to payment under Section 5(d)(i), the Restricted Period shall mean the period of your employment with the Company and continuing for a period of 24 months following the termination of your employment.

For purposes of this Section 7, the transfer of your employment relationship from the Company to a parent, subsidiary or affiliate entity of the Company or from the Company to a successor in interest to the Company’s business or a substantial portion of the Company’s business shall not constitute a “termination of your employment with the Company.” In the event that your employment relationship transfers to a parent, subsidiary or affiliate entity of the Company or to a successor in interest to the Company’s business or a substantial portion of the Company’s business, the entity to which your employment relationship transfers shall be the “Company” for purposes of this Section 7.

“Territory” means the geographic regions for which, or in which, you had executive, managerial, supervisory, sales, marketing, and/or other responsibilities at the time of the termination of your employment with the Company.

8.    Assignment of Inventions. Agilysys by law is entitled to all rights, ideas, inventions and works of authorship relating to its business that are made by its employees during the scope of their work, whether or not conceived during regular business hours, for Agilysys when using Agilysys resources. You agree to promptly and fully disclose to Agilysys all ideas, inventions, discoveries, creations, designs, methods, and other technology and rights (and any related improvements or modifications thereof), whether or not protectable under any form of legal protection afforded to intellectual property (collectively, “Innovations”), relating to any activities or proposed activities of Agilysys and its affiliates and subsidiaries, conceived or developed by you (alone or jointly with others) during your employment, whether or not conceived during regular business hours. Such Innovations shall be the sole property of Agilysys. To the extent possible, such Innovations shall be considered a Work Made for Hire under the U.S. Copyright Act. To the extent the Innovations may not be considered such a Work Made for Hire, you agree to automatically assign to Agilysys, at the time of creation of such Innovations, any right, title, or interest that you may have in such Innovations. You further agree that you will execute such written instruments, and perform any other tasks as may be necessary in the opinion of Agilysys to obtain a patent, register a copyright, or otherwise protect or enforce Agilysys’ rights in such Innovations.

9.    Acknowledgements Regarding Restrictions. You acknowledge that the protections of this Agreement are of vital interest to the Company, and hereby agrees that if you breach or threaten a breach of any provision of this Agreement, the Company has the right, without notice to you, without posting a bond or other security and without having to prove the inadequacy of the available remedies at law, to apply to a court for mandatory and/or injunctive relief and to obtain the specific performance of this Agreement. If a court requires the posting of a bond or other form of security as a prerequisite to the entry of injunctive relief to enforce this Agreement, you hereby waive any right to recover under such bond or other security. The Company’s right to the enforcement of this Agreement in equity shall not in any way diminish the Company’s right to recover damages from you for any breach of this Agreement. You acknowledge that the harm to the Company resulting from your violation of Sections 6, 7 or 8 would be largely irreparable.

10.    At-Will Employment. You acknowledge that you are an employee-at-will, and nothing in this Agreement shall alter or affect such employee-at-will status.

11.     Section 280G.

(a)    Reduction. Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to your or for your benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Section 11, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be either:

(i)    reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”); or

(ii)    payable in full if your receipt on an after-tax basis of the full amount of payments and benefits (after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax) would result in your receiving an amount greater than the Reduced Amount.

(b)    Order of Reduction. The Covered Payments shall be reduced in a manner that maximizes your economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

(c)    Determinations. Any determination required under this Section 11 shall be made in writing in good faith by the accounting firm that was the Company’s independent auditor immediately before the occurrence of the Change in Control (the “Accountants”), which shall provide detailed supporting calculations to you and the Company as requested by your or the Company. You and the Company shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 11. For purposes of making the calculations and determinations required by this Section 11, the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accountants’ determinations shall be final and binding on you and the Company. The Company shall be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required by this Section 11.

12.    Section 409A. The intent of the parties is that payments and benefits under this Agreement are exempt from, or to the extent required, comply with Section 409A of the Internal Revenue Code (“Section 409A”), and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance with Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” To the extent required to avoid an accelerated or additional tax under Section 409A: each payment or benefit amount shall be construed as a separate identified payment; if you are a “specified employee” under Section 409A when you separate from service, amounts of “nonqualified deferred compensation,” if any, otherwise payable during the six-month period immediately following your separation from service shall instead be paid on the first business day after the date that is six months following your separation from service (or, if earlier, your date of your death). To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (a) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (b) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (c) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

13.    Miscellaneous.

(a)    This Agreement shall inure to the benefit of, and be binding upon and enforceable by the Company, and by its successors and assigns. This Agreement may be assigned by the Company to a third party in connection with the sale or transfer of all or substantially all of the Company’s business, or any division or unit thereof, whether by way of sale of stock, sale of assets, merger or other transaction. In consideration of the promises set forth herein, you hereby consent to such assignment. Such assignment by the Company will not constitute nor be deemed a termination of your employment by the Company. You shall have no authority to assign this Agreement without express written consent from the Company.

(b)    No modification or amendment of any of the provisions of this Agreement shall be effective unless made in writing and duly executed by you and the Company. The Section headings or captions appearing in this Agreement are for convenience only, are not part of this Agreement and are not to be considered in interpreting this Agreement.

(c)    In the event of a breach or threatened breach of this Agreement, the non-breaching party shall be entitled to recover such party’s reasonable attorneys’ fees incurred as a result of such breach or threatened breach.

(d)    All notices and other communications required or permitted to be given hereunder or by reason of this Agreement shall be in writing and shall be deemed to have been properly given (i) when delivered in person to the party to whom such notice is directed; (ii) three days after being deposited in the United States mail, return receipt requested, postage prepaid, addressed, if to the Company, to the address shown below its signature to this Agreement or, if to you, to your address indicated in the Company’s records, or such other address as a party may designate by notice in accordance with this Section; or (iii) as provided in the definition of Competing Entities above.

(e)    The provisions of this Agreement are severable and if a clause(s) shall be found unenforceable, the entire Agreement shall not fail but shall be construed and enforced without any severed clause(s) in accordance with the terms of this document. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, (i) the parties agree that such provision(s) will be enforced to the maximum extent permissible under the applicable law, and (ii) any invalidity, illegality, or unenforceability of a particular provision will not affect any other provision of this Agreement. Further, if any provision of Sections 6, 7 or 8 of this Agreement is adjudicated to be invalid, overly broad, or unenforceable, the parties agree that the court making such determination shall have the power to delete, amend, and/or reduce the duration and/or scope of, the provision thus adjudicated to be invalid or unenforceable to the extent necessary for said provision to be adjudicated valid and enforceable, such deletion and/or reduction to apply only with respect to the operation of this Agreement in the particular jurisdiction in which such adjudication is made.

(f)    No delay or failure of either party to exercise any right under this Agreement, and no partial or single exercise of any right, shall constitute a waiver of that or any other right unless expressly so provided in writing, and no such waiver shall operate or be construed as the waiver of the same or of another breach on a prior or subsequent occasion.

(g)    This Agreement may be executed in counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all counterparts hereof taken together shall constitute but a single instrument. Signatures provided by facsimile or in portable document format (a/k/a pdf) shall be as binding as original signatures.

(h)    There are no agreements or understandings, written or oral, which in any way change the terms of this Agreement. This Agreement shall supplement, and not supersede, your obligations under the Company’s rules, policies, and procedures.

(i)    The Company may disclose this Agreement in whole or in part and any personnel information regarding you to any of the Company’s parent, subsidiary and affiliate entities and to any successor or potential successor of all or part of the Company’s business. Furthermore, the Company may disclose this Agreement and your personnel information reasonably necessary to understand the scope of the restrictions set forth in this Agreement to any person or entity that is considering employing or engaging in a business relationship with you.

(j)    At the Company’s request during the Restricted Period, you shall immediately disclose to the Company the identity of any person or entity for whom you are performing services or for whom you have agreed to perform services during the Restricted Period. You agree that such disclosure requirement is necessary to the Company’s reasonable efforts to monitor your compliance with your obligations under this Agreement.

(k)    This Agreement is governed by and is to be construed and enforced in accordance with the internal laws of the State of Georgia, without giving effect to principles of conflicts of law.

(l)    With respect to any action to enforce or interpret this Agreement, or otherwise arising out of or relating to this Agreement, each party (i) consents and submits to personal jurisdiction and venue in the Superior Court of Fulton County, State of Georgia (referred to as the “Court”); (ii) waives any and all objections to jurisdiction and venue in the Court; and (iii) waives any objection that the Court is an inconvenient forum. Each party further agrees that jurisdiction and venue concerning any legal or equitable action to enforce or interpret this Agreement, or otherwise arising out of this Agreement, shall rest exclusively in the Superior Court of Fulton County, State of Georgia, so that any such action shall be brought and defended in the Court. The prevailing party in any such action shall be entitled to recover, in addition to its damages, its reasonable legal fees and costs incurred in connection therewith.

In witness whereof the parties have executed this Agreement this 23rd day of January, 2018.

AGILYSYS, INC.

By: Ramesh Srinivasan
President and Chief Executive Officer

By: [EMPLOYEE NAME]

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